UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 12, 2023

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	The Nasdaq Stock Market, LLC
Ordinary shares, €1.00 nominal value per share*
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 12, 2023, Spark Networks SE (the “Company”) received a written notice from Nasdaq (the “Notice”) dated April 12, 2023, notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In the Company’s Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, the Company reported stockholders’ deficit of approximately $(6,786,000), which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). In addition, as of April 18, 2023, the Company does not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations.

The Notice has no immediate effect on the listing of the Company’s securities on the Nasdaq Capital Market. Under Nasdaq rules, the Company has 45 calendar days to submit a plan or regain compliance, however the Notice provides the Company until May 30, 2023 to submit a plan or regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice for the Company to regain compliance.

The Company is presently evaluating various courses of action to regain compliance and intends to timely submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rule 5550(b)(1). However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance and maintain its listing on the Nasdaq Capital Market. If the Company fails to submit a plan to regain compliance with the minimum stockholders’ equity standard, or the Company’s plan is not accepted, or if Nasdaq grants an extension but the Company does not regain compliance within the extension period, Nasdaq will provide notice that the Company’s securities will become subject to delisting. In such event, Nasdaq rules permit the Company to request a hearing before an independent Hearings Panel which has the authority to grant the Company an additional extension of time of up to 180 calendar days to regain compliance.

Additionally, on April 13, 2023, the Company received a second written notice (the “Bid Price Notice”, and together with the Notice, the “Notices”) from Nasdaq notifying the Company that it is no longer in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Requirement”). The Bid Price Notice has no immediate effect on the listing of the Company’s securities on the Nasdaq Capital Market.

The Nasdaq rules require listed securities to maintain a minimum bid price of $1.00 per share, and, based upon the closing bid price of the Company’s American Depository Shares (“ADS”) for the prior 30 consecutive business days (March 1, 2023 to April 12, 2023), the Company no longer meets this requirement. Under Nasdaq rules, the Company has 180 calendar days from the date of the Bid Price Notice to regain compliance with the Bid Price Requirement. As a result, the date by which the Company has to regain compliance with the Bid Price Requirement is October 10, 2023. If at any time prior to October 10, 2023, the bid price of the Company’s ADSs closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with the Bid Price Requirement prior to the expiration of the initial period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirements for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement), and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period. In the event that the Company does not regain compliance with the Bid Price Requirement prior to the expiration date of the initial period, and if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, Nasdaq will provide notice that the Company’s securities will become subject to delisting. In such event, Nasdaq rules permit the Company to request a hearing before an independent Hearings Panel which has the authority to grant the Company an additional extension of time of up to 180 calendar days to regain compliance.

The Notices do not affect the Company’s business, operations, or reporting requirements with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spark Networks SE

Dated: April 18, 2023	By:	/s/ Frederic Beckley
Frederic Beckley
General Counsel & Chief Administrative Officer